Exhibit 3.37

AMENDED AMD RESTATED CERTIFICATE OF FORMATION

OF

SUNCOKE ENERGY SOUTH SHORE, LLC

(originally filed under the name Chesapeake Sun Company, LLC)

THIS Amended and Restated Certificate of Formation of SunCoke Energy South Shore, LLC (the “LLC”), dated as of July 15, 2011, has been duly executed and is being filed by the undersigned, as an authorized person, in accordance with the provisions of 6 Del. C. § 18-208, to amend and restate the original Certificate of Formation of the LLC, which was filed on February 13, 2009 with the Secretary of State of the State of Delaware, as heretofore amended (the “Certificate”).

The Certificate is hereby amended and restated in its entirety to read as follows:

1. Name. The name of the limited liability company is SunCoke Energy South Shore LLC.

2. Registered Office. The address of the registered office of the LLC in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

3. Registered Agent. The name and address of the registered agent for service of process on the LLC in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation as of the date first-above written.

/s/ Dawn A. Womack
Name: Dawn A. Womack
Authorized Person

State of Delaware

Secretary of State

Division of Corporations

Delivered 01:24 PM 07/15/2011

FILED 01:24 PM 07/15/2011

SRV 110826416 - 4655691 FILE

RLFI 4241637v.1